UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 22, 2014

Virtus Oil & Gas Corp.

(Exact Name of Registrant as Specified in its Charter)

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Nevada	000-54526	46-0524121
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1517 San Jacinto Street, Houston, Texas 77002

(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 806-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 22, 2014, Virtus Oil & Gas Corp., a Nevada corporation (the “Company”), made the last payment required for the acquisition of oil and gas leases covering approximately 18,690.50 acres in Iron County, Utah (the “Leases”) pursuant to a purchase agreement with Tom Johnson and Bill Berryman (“TJBB”). The total purchase price for the Leases was $168,215, and the last payment of $75,000 was made prior to the original due date under the agreement. Now that the final payment has been made, the Company and TJBB are submitting documentation to request approval from the U.S. Bureau of Land Management (the “BLM”) to assign the Leases from TJBB to the Company.

The subject acreage is located in an area known as the Parowan Prospect in the Central Utah Overthrust region of southwestern Utah. The Company is acquiring an 87.5% working interest and an 80% net revenue interest in the Leases.

The entry into the purchase agreement with TJBB was previously reported in Item 1.01 of the Company’s Current Report on Form 8-K filed on May 12, 2014. The Company recently made the final payment under a purchase agreement with Tidewater Oil & Gas Company LLC to acquire an 87.5% working interest in oil and gas leases covering an additional 36,787 acres along the Parowan Prospect in Iron County, Utah. Once the Company receives confirmation of the BLM’s approval of the assignment of the Leases, the Company will have an 87.5% working interest in oil and gas leases covering a total of 55,477.50 acres in Iron County, Utah.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS OIL & GAS CORP.

Date: September 22, 2014	By:	/s/ Rupert Ireland
Rupert Ireland, President